Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 for the registration of 5,600,000 shares of common stock of Arrow Electronics, Inc. pertaining to the Arrow Electronics, Inc. 2004 Omnibus Incentive Plan, as amended, of our reports dated February 5, 2015, with respect to the consolidated financial statements and schedule of Arrow Electronics, Inc. and the effectiveness of internal control over financial reporting of Arrow Electronics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, New York
October 28, 2015